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Exhibit 26(g) (i)

Life Surplus Share Reinsurance Contract
issued to
The Prudential Insurance Company of America
Newark, New Jersey
including any and/or all companies that are or may hereafter become affiliated therewith

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LIFE SURPLUS SHARE REINSURANCE CONTRACT TABLE OF CONTENTS
Article		Page

	Preamble	4
1	Business Covered	4
2	Retention and Limit	4
3	Term	5
4	Special Conditions	6
5	Special Termination	6
6	Special Commutation	7
7	Territory	8
8	Exclusions	8
9	Special Acceptance	9
10	Premium	10
11	Profit Commission	11
12	Definitions	12
13	Extra Contractual Obligations	13
14	Claims Notice	14
15	Claims Payment	14
16	Original Conditions	14
17	Net Retained Lines	15
18	Currency	15
19	Unauthorized Reinsurance	15
20	Compliance	18
21	Taxes	18
22	DAC Tax	19
23	Access to Records	20
24	Confidentiality and Privacy	20
25	Errors and Omissions	23
26	Insolvency	24
27	Arbitration	25
28	Service of Suit	26
29	Governing Law	27
30	Entire Agreement	27
31	Severability	27
32	Trade and Economic Sanctions	27
33	Intermediary	28
34	Mode of Execution	28
35	Miscellaneous	28
	Company Signing Block	29

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LIFE SURPLUS SHARE REINSURANCE CONTRACT TABLE OF CONTENTS
Exhibits		Page

	Exhibit I - Monthly Reinsurance Rates	30
	Exhibit II - Automatic Reinsurance Binding Limits	31
	Exhibit III - Premium Reconciliation Example	32

Attachments
	Trust Agreement Requirements Clause	33
	Letter of Credit Requirements Clause	34

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Life Surplus Share Reinsurance Contract
(the “Contract”)
issued to
the Prudential Insurance Company of America
Newark, New Jersey
including any and/or all companies that are or may hereafter become affiliated therewith
(collectively, the “Company”)
by

THE SUBSCRIBING REINSURER(S) IDENTIFIED
IN THE INTERESTS AND LIABILITIES AGREEMENT(S)
ATTACHED TO AND FORMING PART OF THIS CONTRACT
(the “Reinsurer”)

ARTICLE 1
Business Covered
This Contract is to indemnify the Company in respect of the liability that may accrue to the Company as a result of loss or losses under Policies classified by the Company as Group Life
Insurance, including but not limited to, Group Term Life, Group Variable Universal Life,
Executive Group Variable Universal Life, Group Universal Life Policies and Survivor Income benefits, including Waiver of Premium benefits, in force at the inception of this Contract, or written or renewed during the term of this Contract by or on behalf of the Company, subject to the terms and conditions herein contained.
ARTICLE 2
RETENTION AND LIMIT

A.
The Company shall retain not less than $2,000,000 of its Gross Liability on each Person during the term of this Contract. The Company shall cede and the Reinsurer shall accept     the Company’s First Surplus Liability, not to exceed the lesser of 15/4ths times the     Company’s retention or $6,500,000 each risk, unless accepted by the Lead Reinsurer in accordance with Article 9 - Special Acceptance.

B.
The total reinsurance coverage to be provided by the Reinsurer as respects any one     Location will be strictly limited to a per Event or Occurrence maximum. The loss on any single “Event” or “Occurrence” is the sum of all individual losses arising out of one or     more associated events or occurrences.Events or occurrences will be deemed associated to the extent that they have a common cause or are a chain of events or occurrences forming a

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part of a schematic whole, even if the events or occurrences themselves are separate in time and place. For these purposes, a series or sequence of events or occurrences reasonably     likely to have been caused by one or more persons acting in concert or in accordance with a plan or design will be deemed to have a common cause. Notwithstanding the foregoing,    the associated events or occurrences must occur within a consecutive 365 day period of     time.
For purposes of this Article, “Location” means any one or more buildings or structures within a one-mile radius that serve as the place of employment for the reinsured lives.
Total reinsurance coverage will be strictly limited to:

1.	$100,000,000 as to any one Location. Additional capacity up to a total of $150,000,000 may be considered on a facultative basis; or

2.
$150,000,000 as to any Campus. “Campus” means any one or more buildings or structures, serving as the place of employment for the lives covered under a group     Policy that do not share a common ventilation system and are at least 1,000 feet from the nearest building or structure not making up part of the Campus.

C.
The Reinsurer shall pay to the Company the First Surplus Liability plus the Reinsurer’s proportional share of the claim interest, Loss Adjustment Expense and Extra Contractual Obligations covered under this Contract. The proportional share shall be the ratio of the     First Surplus Liability to the Gross Liability.

ARTICLE 3
TERM

A.
This Contract shall take effect at 12:01 a.m., Local Standard Time, January 1, 2019, and shall remain in effect until 12:01 a.m., Local Standard Time, January 1, 2021, as respects losses occurring during the term of this Contract.

B.
The Company shall have the option to terminate this Contract at any time, by giving 90 days’ prior written notice to the Reinsurer. In the event that the Company elects such termination, the reinsurance premium due the Reinsurer hereunder shall be prorated based on the period of the Reinsurer’s participation hereon applicable to the Contract
Year in which termination occurs, and the Reinsurer shall immediately return any excess reinsurance premium received. The Reinsurer shall have no liability for losses occurring at or after such termination time and date.

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ARTICLE 4
SPECIAL CONDITIONS

A.
Waiver of Premium claimants shall be covered hereunder, regardless of their date of     disability, provided that the date of death occurs during the term of this Contract.         Reinsurance premium will be based on the sum of 100% of the face amount of coverage, plus other life insurance coverages, in excess of the $2,000,000 attachment level for current and future disabled lives covered by this Contract.

B.
Survivor Income Benefits will be covered hereunder on a lump sum basis. In the event of a claim, the Reinsurer will pay the Company a lump sum payment equal to its share of the present value of the Survivor Income Benefit plus other life insurance benefits.

C.
Policies with total reinsurance volume in excess of $50,000,000 will be covered hereunder if they meet all other underwriting requirements and notification to the Lead Reinsurer will satisfy notice with respect to the $100,000,000 limit per Event.

ARTICLE 5
SPECIAL TERMINATION

A.
The Company may terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event of any of the following circumstances:

1.	The Subscribing Reinsurer ceases underwriting operations.

2.	A state insurance department or other legal authority orders the Subscribing Reinsurer to cease writing business, or the Subscribing Reinsurer is placed under regulatory supervision.

3.
The Subscribing Reinsurer has become insolvent or has been placed into liquidation     or receivership (whether voluntary or involuntary), or there have been instituted     against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

4.
The Subscribing Reinsurer’s policyholders’ surplus (or the equivalent under the Subscribing Reinsurer’s accounting system) as reported in such financial statements     of the Subscribing Reinsurer as designated by the Company, has been reduced by     20% of the amount thereof at any date during the prior 12-month period (including     the period prior to the inception of this Contract).

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5.
The Subscribing Reinsurer has merged with or has become acquired or controlled by any company, corporation, or individual(s) not controlling the Subscribing     Reinsurer’s operations at the inception of this Contract.

6.	The Subscribing Reinsurer has retroceded its entire liability under this Contract without the Company’s prior written consent.

7.
The Subscribing Reinsurer has been assigned an S&P rating of less than “BBB+” or a Moody’s rating of less than “Baa1” or the Company’s total exposure to the     Subscribing Reinsurer or to its parent company and its affiliates exceeds the Company’s Enterprise guidelines.

B.
Termination shall be effected on a run-off or cut-off basis, at the sole discretion of the Company. The reinsurance premium due the Subscribing Reinsurer hereunder (including any minimum or maximum reinsurance premium) shall be prorated based on the period of the Subscribing Reinsurer’s participation hereon applicable to the Contract Year in which termination occurs, and the Subscribing Reinsurer shall immediately return any excess reinsurance premium received.

ARTICLE 6
Special Commutation

A.
In the event a Subscribing Reinsurer is subject to any of the circumstances enumerated in paragraph A of the Special Termination Article, the Company may require a commutation     of that portion of any excess loss hereunder represented by any outstanding obligations of the Subscribing Reinsurer. For purposes of this Article, “outstanding obligations” shall include, but not be limited to, the following amounts (each determined as of the effective date of the commutation):

1.	Reinsurance liabilities that have been paid by the Company but not recovered from the Subscribing Reinsurer;

2	Reinsurance liabilities that are reported and outstanding;

3.	An allowance for reinsurance liabilities that have been incurred but not reported losses, as determined by the Company; and

4.	Unearned premium (if applicable).

B.
If the Company elects to require commutation as provided in paragraph A above, within 30 days after notifying the Subscribing Reinsurer of its election to require such     commutation, the Company shall submit a statement of valuation of the Subscribing Reinsurer’s outstanding obligations as of the effective date of the commutation. Such statement of valuation shall include the elements considered reasonable to establish the

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excess loss. Within 30 days of receipt of such statement of valuation, the Subscribing Reinsurer shall pay the Company the amount requested.

C.
Payment by the Subscribing Reinsurer of the amount calculated and delivered in     accordance with paragraphs A and B above shall, effective with the date of commutation, release the Subscribing Reinsurer from all further liability for any outstanding obligations, known or unknown, under this Contract and shall release the Company from all further     liability for any adjustment or return amounts including, but not limited to, salvage or subrogation, known or unknown, to the Subscribing Reinsurer under this Contract.

D.	This Article shall survive the expiration of this Contract and the reduction or termination of any Subscribing Reinsurer’s percentage share in this Contract.
ARTICLE 7
TERRITORY
The territorial limits of this Contract shall be identical with those of the Company’s Policies written in the United States of America, its territories and possessions and Puerto Rico, wherever occurring.
ARTICLE 8
Exclusions
This Contract shall not apply to and specifically excludes:

1.
Liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any Insolvency     Fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, that provides for any assessment of or payment or assumption by the     Company of part or all of any claim, debt, charge, fee, or other obligation of an     insurer, or its successors or assigns, that has been declared by any competent     authority to be insolvent, or that is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

2.
Claims under insurance policies issued to professional sports teams which are caused by occupational accidents sustained by insured employees while engaged in travel in connection with their employment.

3.	Long Term Disability and/or salary continuance business.

4.	Military personnel written on a group basis. Employees on leave of absence due to military service will be covered under this Contract as required by USERRA.

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5.	Federal Employees Group Life Insurance (FEGLI), Servicemembers’ Group Life Insurance (SGLI).

6.	Airport ticket or coupon business.

7.	Assumed Reinsurance, except business that is retroceded back to the Company.

8.	Any form of reimbursement of liability settlements.

9.	Sickness benefits of any nature whatsoever.

10.	Credit card business, travel card, charge card business, when written as such.

11.	Workers Compensation and Occupational Accident business (all forms).

12.	The American Institute of Certified Public Accountants, Account #14273 and business produced by Group Insurance’s Non-Qualified Benefit (PBF) unit.
ARTICLE 9
SPECIAL ACCEPTANCE

A.
Business that is not within the scope of this Contract may be submitted to Swiss Re Life     and Health America Inc. (the “Lead Reinsurer”) for special acceptance hereunder, and such business, if accepted by the Lead Reinsurer shall be covered hereunder, subject to the terms and conditions of this Contract, except as modified by the special acceptance.

B.	Notwithstanding the provisions of paragraph A above, the Company will submit any New Accounts which fall into any of the following categories to the Lead Reinsurer for prior approval:

1.	Any Policy which exceeds the automatic reinsurance binding limits shown on the attached Exhibit II - Automatic Reinsurance Binding Units.

2.	Any of the following industries:

a.	Mining, except white collar personnel (SIC 1011-1099, 1200-1241);

b.	Sports Teams, except front office personnel (SIC 794-7941, 7997);

c.	Airlines, except ground personnel (SIC 45-4581);

d.	Oil & Gas exploration, production or refining, except white collar personnel (SIC 13-1389, 29-2999), Gas production (SIC 46-4619, 4932, 4939); and

e.	Chemical Processing, except white collar personnel (SIC 28, 281-2824, 284- 2899, except for 283-2836, Drug Manufacturing).

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3.
Any Policy without an actively-at-work provision and New Accounts which cover in-force retired lives, disabled lives and/or ported lives, where any current retired lives, disabled lives and/or ported lives would be insured for life insurance amounts in     excess of $2,500,000.

C.
The Company will submit underwriting information to the Lead Reinsurer for any special acceptance as outlined above. The Lead Reinsurer shall be deemed to have accepted a risk or New Account if it has not responded within two business days after the Lead Reinsurer has received the underwriting information for the risk or New Account. All other     Subscribing Reinsurers shall follow the underwriting decisions of the Lead Reinsurer. Any renewal of a special acceptance agreed to or quoted on a different basis for a predecessor contract to this Contract shall automatically be covered hereunder.

D.
In the event the Lead Reinsurer declines a Special Acceptance Policy, the Company may insure the Policy, although the Policy would not be subject to the terms of this Contract. In the event that a Special Acceptance Policy is rejected by the Lead Reinsurer and     underwritten by the Company, the Company may resubmit the previously declined Policy for reconsideration at the Policy’s next anniversary. If accepted by the Lead Reinsurer, the newly-accepted Special Acceptance Policy shall be subject to the terms and conditions of this Contract.

E.	For purposes of this Article, “New Account” means:

1.	A new client to the Company; or

2.	An existing client who has modified its plan design. However, only the reinsured individuals that were impacted by the plan design change shall be subject to this Article.
ARTICLE 10
Premium

A.
As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer a deposit premium of $REDACTED for each Contract Year, to be paid in the amount of $REDACTED on January 1, April 1, July 1 and October 1 of each Contract Year.

B.
Within 60 days following the end of each Contract Year, the Company shall furnish to the Reinsurer a statement of the reinsurance premium for the Contract Year, calculated in accordance with Exhibits I - Monthly Reinsurance Rates, and Exhibit III - Premium Reconciliation Worksheet (“Exhibit III”) attached hereto. Should the premium so     calculated exceed the deposit premium paid in accordance with paragraph A above, the Company shall promptly pay the Reinsurer the difference. Should the premium so     calculated be less than the deposit premium paid in accordance with paragraph A above,     the Reinsurer shall promptly pay the Company the difference.

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C.	The Company shall furnish the Reinsurer with such information as may be required by the Reinsurer for completion of its financial statements.
ARTICLE 11
PROFIT commission

A.
Within 90 days after 12 months following the end of the Accounting Period, and quarterly thereafter until all claims are settled, the Company shall prepare a profit commission calculation for the Accounting Period, and if the Loss Ratio is less than 75%, the Reinsurer shall pay to the Company a profit commission, if any, equal to a percentage of the Paid and Earned Reinsurance Premium for the Accounting Period, within five business days after receipt of the report, in accordance with the following:

1.	“Accounting Period” means, for the purposes of this Article, the 2019 Contract Year and the 2020 Contract Year combined.

2.
“Paid and Earned Reinsurance Premium” means the final annual reinsurance     premiums paid and earned after the Company provides the Reinsurer its annual     premium reconciliation calculation per Exhibit III of this Contract.

3.
“Incurred Claims” means the sum of Gross Liability, claim interest, Extra Contractual Obligations and Loss Adjustment Expense for losses occurring during the applicable Accounting Period (such losses, for purposes of this calculation, will include (a)     reserves for losses incurred but not reported and (b) losses in the course of settlement, each of the foregoing (a) and (b) as determined by the Company.)

4.	“Loss Ratio” means the ratio of Incurred Claims (as of the date of calculation) to Paid and Earned Reinsurance Premium for the Accounting Period.

B.	If the Loss Ratio is less than 75% for the Accounting Period, the Company shall be due a profit commission calculated as follows:

1.
if the Loss Ratio is less than 75% but not less than 67%, the profit commission for the Accounting Period shall be the Paid and Earned Reinsurance Premium times 50% of the difference in percentage points between 75% and the actual Loss Ratio;

2.
if the Loss Ratio is less than 67%, the profit commission for the Accounting Period shall be 4% times the Paid and Earned Reinsurance Premium plus the Paid and     Earned Reinsurance Premium times 100% of the difference in percentage points between 67% and the actual Loss Ratio.

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ARTICLE 12
Definitions

A.	“First Surplus Liability” means that portion of the Company’s Gross Liability on any one person, remaining after application of the Company’s net retention.

B.
“Gross Liability” means the total contractual liability under the terms of the Company’s Policies. Gross Liability excludes Loss Adjustment Expense, claim interest and Extra Contractual Obligations. For Group Universal Life, Group Variable Universal Life and Executive Group Variable Universal Life, the cash accumulation fund is also excluded     from the Gross Liability.

C.	“Present Value Benefit of the Survivors Income Benefit” means the initial claim liability for the Survivor Income Benefit, as determined by the Company.

D.
“Contract Year” means the period from 12:01 a.m., Standard Time, January 1, 2019, to 12:01 a.m., Standard Time, January 1, 2020, and each respective 12-month period     thereafter that this Contract continues in force shall be a separate Contract Year. In the     event this Contract is terminated, the final Contract Year shall be the period from the     beginning of the then current Contract Year through the effective time and date of     termination.

E.
“Loss Adjustment Expense” means costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:

1.	court costs;

2.	costs of supersedeas and appeal bonds;

3.	monitoring counsel expenses;

4.	legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5.	post-judgment interest; and

6.	pre-judgment interest, unless included as part of an award or judgment.
“Loss Adjustment Expense” does not include salaries and expenses of the Company’s employees and office and other overhead expenses.

F.	“Policy” means any binder, policy, or contract of insurance or reinsurance issued, accepted or held covered provisionally or otherwise, by or on behalf of the Company.

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ARTICLE 13
EXTRA CONTRACTUAL OBLIGATIONS

A.
“Extra Contractual Obligations” are obligations outside of the contractual obligations of the Policy and include but are not limited to punitive damages, bad faith damages,     compensatory damages, and other damages or statutory penalties which may arise from     willful and/or negligent acts or omissions by the Company. Extra Contractual Obligations shall be deemed to have occurred on the same date as the loss covered under the     Company’s Policy, and shall constitute part of the original loss. This Contract shall cover Extra Contractual Obligations, as provided in the Retention and Limit Article.

B.
The Company will promptly notify the Reinsurer of its intention to contest, compromise or litigate a claim involving a subject Policy. At the Reinsurer’s request, the Company will provide the Reinsurer an opportunity to review the claim file, including any other relevant information. The Company will also provide the Reinsurer prompt notice of any legal proceedings initiated against the Company in response to its denial of a claim on a Policy. If the Reinsurer elects not to participate, it shall pay the Company, within 10 business days of such election, the reinsured amount of the claim. The Reinsurer’s payment of the     reinsured amount in accordance with this Article will discharge its obligations in full with respect to the affected claim.

C.
The Reinsurer is not liable for Extra Contractual Obligations unless it has concurred in     writing with the actions of the Company which ultimately led to the imposition of the Extra Contractual Obligations. In these situations, the Company and the Reinsurer will share in Extra Contractual Obligations and the Reinsurer’s assessments will be in proportion to the risk accepted for the reinsured Policy involved. If the Reinsurer has not responded in     writing to the Company’s notification of a potential Extra Contractual Obligation claim     within 10 business days of receipt of such notification, the Reinsurer shall be deemed to     have concurred with the Company’s actions regarding such claim. The Reinsurer will pay its share of any Extra Contractual Obligations arising from claims actions with which it has concurred or has been deemed to have concurred.

D.	Any notice or response required under this Article shall be in writing and sent certified or registered mail, return receipt requested, or by overnight courier service.

E.	Loss Adjustment Expense in respect of Extra Contractual Obligations shall be covered hereunder in the same manner as other Loss Adjustment Expense.

F.
Notwithstanding anything stated herein, this Contract will not apply to any Extra     Contractual Obligations incurred by the Company as a result of any negligence, fraud or wrong doing by any employee or officer of the Company or an agent representing the Company.

G.	In no event shall coverage be provided to the extent not permitted under law.

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ARTICLE 14
CLAIMS NOTICE

A.
The Company will notify the Reinsurer as soon as reasonably possible after the Company receives any type of claim on a subject Policy. Copies of all relevant claims papers will be sent promptly by the Company to the Reinsurer. The settlement made by the Company will be unconditionally binding on the Reinsurer.

B.	The Company will provide the Reinsurer with further reports and papers reasonably required by the Reinsurer for its consideration of the claim.
ARTICLE 15
CLAIMS PAYMENT

A.
The Reinsurer will be liable to the Company for its proportionate share of the Company’s Gross Liability reinsured and, except as provided in the Retention and Limit Article, the reinsurance provided hereunder will not exceed the Company’s Gross Liability under the terms of its Policies. The payment of Gross Liability claims by the Reinsurer will be in one lump sum regardless of the mode of settlement under the Policy. Such a lump sum will be the Reinsurer’s share of the face amount of the Policy. The Reinsurer’s share of claim     interest, which is based on the Gross Liability paid by the Company, will be payable in    addition to the death claim settlement. Such interest is not considered Loss Adjustment Expense.

B.
For claims on Accelerated Benefits riders reinsured under this Contract, the Gross Liability payable by the Reinsurer will be calculated by multiplying the total accelerated death     benefit rider payout by the ratio of the reinsured amount to the face amount. The     Company’s retention and the amount of the reinsurance shall be reduced proportionately as a result of an Accelerated Benefit claims payment.

C.
Should any claim be settled on a reduced compromise basis, or should a contested claim be settled for a reduced sum, the Company and the Reinsurer will participate in such     reductions in proportion to their respective liabilities under the Policy or Policies reinsured.

D.	The Reinsurer may pay its share of the death benefit if it does not deem it advisable to contest the claim.
ARTICLE 16
ORIGINAL CONDITIONS
All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the

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Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.
ARTICLE 17
Net Retained Lines

A.
This Contract applies only to that portion of any loss that the Company retains net for its     own account (prior to deduction of any reinsurance that inures solely to the benefit of the Company). For the avoidance of doubt, those certain reinsurance agreements, each     effective as of April 1, 2018, between the Company and SCOR Global Life SE, Munich American Reassurance Company and The Canada Life Assurance Company, US Branch,     as applicable, shall be deemed to inure solely to the benefit of the Company.

B.
The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other     reinsurer(s), whether specific or general, any amounts that may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

C.
This Contract is solely between the Company and the Reinsurer, and in no instance shall     any insured, claimant or other third party have any rights under this Contract except as may be expressly provided otherwise herein.

ARTICLE 18
Currency

A.	Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.
For purposes of this Contract, where the Company receives premiums or pays losses in currencies other than United States Dollars, such premiums or losses shall be converted     into United States Dollars at the actual rates of exchange at which these premiums or losses are entered in the Company’s books.

ARTICLE 19
UNAUTHORIZED REINSURANCE

A.
This Article applies only to the extent that reinsurance hereunder with a Subscribing     Reinsurer does not qualify for full statutory reserve credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.

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B.
The Company agrees, in respect of its Policies or bonds falling within the scope of this Contract, that when it files with its insurance regulatory authority, or sets up on its books liabilities as required by law, it will forward to the Reinsurer a statement showing the proportion of such liabilities applicable to the Reinsurer. The “Reinsurer’s Obligations”     shall be defined as follows:

1.	unearned premium (if applicable);

2.	known outstanding losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto;

3.	losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer;

4.	losses incurred but not reported and Loss Adjustment Expense relating thereto;

5.	all other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer.

C.
The Reinsurer’s Obligations shall be funded by a Trust Agreement or a Letter of Credit     (LOC). The Reinsurer shall have the option of determining the method of funding     provided it is acceptable to the Company and to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

D.
When funding by Trust Agreement, the Reinsurer shall ensure that the Trust Agreement complies with the provisions of the “Trust Agreement Requirements Clause” attached     hereto. When funding by an LOC, the Reinsurer agrees to ensure that the LOC complies with the provisions of the “Letter of Credit Requirements Clause” attached hereto.

E.
The Reinsurer and the Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any     other provision of this Contract, and be utilized by the Company or any successor, by     operation of law, of the Company including, without limitation, any liquidator,     rehabilitator, receiver or conservator of the Company, for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and that has not been otherwise paid;

2.
to make refund of any sum that is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Contract (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement);

3.
to fund an account with the Company for the Reinsurer’s Obligations. Such cash     deposit shall be held in an interest bearing account separate from the Company’s     other assets, and interest thereon not in excess of the prime rate shall accrue to the

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benefit of the Reinsurer. Any taxes payable on accrued interest shall be paid out of     the assets in the account that are in excess of the Reinsurer’s Obligations (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement). If the assets are inadequate to pay taxes, any taxes due shall be paid or reimbursed by the Reinsurer;

4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

F.
If the amount drawn by the Company is in excess of the actual amount required for subparagraphs E(1) or E(3), or in the case of subparagraph E(4) above, the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess     amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

G.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to
ensure that withdrawals are made only upon the order of properly authorized     representatives of the Company.

H.
At annual intervals, or more frequently at the discretion of the Company, but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations for the sole purpose of amending the LOC or other method of funding, in the following manner:

1.
If the statement shows that the Reinsurer’s Obligations exceed the balance of the     LOC as of the statement date, the Reinsurer shall, within 30 days after receipt of the statement, secure delivery to the Company of an amendment to the LOC increasing     the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

2.
If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the LOC (or that 102% of the Reinsurer’s Obligations are less than the     trust account if funding is provided by a Trust Agreement), as of the statement date,     the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess.

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ARTICLE 20
COMPLIANCE

A.
The Company represents that to the best of its knowledge and belief it is, and shall use its best efforts to continue to be, in substantial compliance in all material respects with all     laws, regulations, and judicial and administrative orders applicable to the business     reinsured under this Contract (collectively, the “Law”). This includes the maintenance of     an effective anti-money laundering policy, to the extent the Company is required to have     such a policy in place. Neither the Company nor the Reinsurer shall be required to take any action under this Contract that would result in it being in violation of the Law, which for purposes of the Reinsurer shall include requirements enforced by the U.S. Treasury Department Office of Foreign Asset Control. The Company and the Reinsurer     acknowledge and agree that a claim under this Contract is not payable if payment would cause the Reinsurer to be in violation of the Law. Should either party discover a     reinsurance payment has been made in violation of the Law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions. The     Company will return the reinsurance payment to the Reinsurer, to the extent, and at such time, as permitted by Law.

B.
The Company represents that, to the best of its knowledge and belief, it has secured all necessary federal and state licenses and approvals, and it is operating in compliance with federal and state insurance laws and regulations.

C.
The parties intend that the Company will receive full statutory reserve credit for the subject Policies with all regulatory authorities having jurisdiction over the Company’s reserves. In the event the Reinsurer is not licensed or accredited by any such regulatory authority, then the Reinsurer agrees to ensure that this is accomplished, as provided in the Unauthorized Reinsurance Article.

ARTICLE 21
Taxes

A.
In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.

B.	1. Each Subscribing Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

2.	In the event of any return of premium becoming due hereunder, the Subscribing Reinsurer shall deduct 1% from the amount of the return, and the Company or its

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agent, in their sole discretion, should take reasonable steps to recover the Tax from the U.S. Government.
ARTICLE 22
DAC TAX

A.	In General.

1.
The Company and the Reinsurer agree to the DAC Tax Election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue code of 1986, as amended.

2.	The terms used in the DAC Tax Election shall follow the definitions provided in Regulation Section 1.848-2, effective December 29, 1992.

3.
Both parties agree to make the election contemplated by the DAC Tax Election by timely attaching to its U.S. tax returns the schedule completed by Regulation Section 1.848-2(g)(8)(ii). This election shall be effective for all taxable years for which this Contract remains in effect.

B.
Net Positive Consideration. The party with the net positive consideration for this Contract for each taxable year will capitalize specified policy acquisition expenses with respect to the Contract without regard to the general deductions limitation of Regulation Section

848(c)(1).

C.
Information Exchange. The Company and the Reinsurer agree to exchange information pertaining to the amount of net consideration under this Contract each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

D.
Calculations. The Company will submit a schedule to the Reinsurer by May 1 of each year with its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Company stating that the Company will report such net consideration in its tax return for the     preceding calendar year. The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within 30 days of the Reinsurer’s receipt of the Company’s calculation. If the Reinsurer does not so notify the Company within the required timeframe, the Reinsurer shall be treated as having agreed with the Company’s calculation.

E.
Contest. If the Reinsurer contests the Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Company and the     Reinsurer reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

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F.
The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of Part III of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

ARTICLE 23
Access to Records
The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify any of the Policy, accounting or claim files (“Records”) relating to business reinsured under this Contract during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Contract and up to 180 days after the expiration of this Contract. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all undisputed payments due the Company.
ARTICLE 24
CONFIDENTIALITY AND PRIVACY

A.
1.    The Reinsurer acknowledges that in the course of its relationship with Company, the Reinsurer may receive or have access to confidential and proprietary information of Company or third parties with whom Company conducts business. Such information is defined below and collectively referred to as “Confidential Information.” In recognition of the foregoing, the Reinsurer agrees that:

a.	it will keep and maintain all Confidential Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

b.
it will not, directly or indirectly, disclose Confidential Information to anyone outside Company, other than as needed to affiliates or agents, except with Company’s prior written consent as permitted under the terms of this Contract; and

c.
it shall, upon the earlier of (i) expiration or termination of this Contract or (ii) determination that it has no need for Confidential Information; or, (iii) at any     time Company requests, dispose of all records, electronic or otherwise regarding or including any Confidential Information that the Reinsurer may then possess or control, except to the extent that the Reinsurer is required to retain     Confidential Information for legal requirements. Disposal may be achieved, at Company’s option, through prompt delivery of the records to Company or destruction in a manner that renders the records unreadable and undecipherable by any means. Upon such disposal, the Reinsurer shall promptly notify in

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writing to Company that all such Confidential Information has been destroyed or returned.

2.
The Reinsurer shall be permitted to disclose Confidential Information only to its employees and permitted subcontractors (individually an “Employee” and         collectively, “Employees”) having a need to know such information in connection         with the performance of its obligations. It is understood and agreed that the Reinsurer shall be permitted to disclose Company’s Confidential Information if the proposed recipient of Company’s Confidential Information has agreed in writing to protect Company’s Confidential Information to the standards of this Article in the following circumstances: (1) for purposes of retrocession of the reinsured business; (2) during the course of external audits; (3) to consult any tax advisor regarding the U.S. federal treatment or tax structure of this Contract; or (4) to subcontractors that require Company’s Confidential Information; (5) to its legal advisors; or (6) to affiliates of the Reinsurer for purposes of risk review and analysis of this Contract or (7) to an     affiliated data center in connection with the Reinsurer’s data management practices. The Reinsurer shall instruct all Employees as to theft obligations under this Contract prior to such Employee being given access to the Confidential Information. The Reinsurer shall be responsible for all Employees’ compliance with the terms of this Contract. If the Reinsurer is required by law to disclose Company’s Confidential Information, the Reinsurer shall promptly notify Company in writing in advance of such disclosure so that Company may take appropriate action to protect the         Confidential Information.

3.	Confidential Information includes all business and other proprietary information of Company, written or oral, including without limitation the following:

a.	information relating to planned or existing businesses or business initiatives; organizational restructuring plans; and actual and projected sales, profits and other financial information;

b.
information relating to technology, such as computer systems and systems architecture, including, but not limited to, computer hardware, computer     software, source code, object code, documentation, methods of processing and operational methods;

c.
information that describes insurance, annuities and financial services products and strategies, including, but not limited to, actuarial calculations, product designs, product administration and management; tax interpretations, tax positions and treatment of any item for tax purposes;

d.	confidential information, software and material of third parties with whom Company conducts business;

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e.	information about Company employees and personnel;

f.
Company’s policies, procedures and standards, including without limitation, Company’s privacy and information security policies and Company’s security procedures applicable to persons visiting Company’s properties or premises, as Company may issue, amend, update, revise or otherwise make available to the Reinsurer from time to time; and

g.
“Personal Information,” which means information provided by or at the     direction of Company, or to which access was provided in the course of the Reinsurer’s performance of the Contract that (i) identifies an individual (by    name, signature, address, telephone number or other unique identifier), or (ii)     that can be used to authenticate that individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers). An individual’s social security number, even in isolation, is Personal Information. Company business contact information is not by itself Personal Information.

2.
Notwithstanding the foregoing, Confidential Information does not include     information that (a) is lawfully made available to the general public, (b) is or becomes generally known to the public not as a result of a disclosure by the Reinsurer, (c) is rightfully in the possession of the Reinsurer prior to disclosure by Company, or (d) is received by the Reinsurer in good faith and without restriction from a third party not known to be under a confidentiality obligation to Company. The foregoing exceptions do not apply to the disclosure of Personal Information, which shall not be disclosed without Company’s prior written consent unless required by law and, in such case,     only after having promptly notified Company in writing in advance of such disclosure so that Company may take appropriate action to protect the Personal Information.

C.
The Reinsurer acknowledges that the disclosure of Confidential Information may cause irreparable injury to Company and damages, which may be difficult to ascertain. Therefore, Company shall, upon a disclosure or threatened disclosure of any Confidential Information, be entitled to injunctive relief.

D.
1.    The Reinsurer shall notify Company, promptly and without unreasonable delay, but in no event more than three business days of learning that unauthorized access to, disclosure of, or breach in the security of Personal Information may have occurred (a “Security Incident”). Thereafter, the Reinsurer shall, at its own cost and expense:

a.	promptly furnish to Company full details of the Security Incident;

b.	assist and cooperate fully with Company in Company’s investigation of the Reinsurer, Employees or third parties related to the Security Incident, including

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but not limited to providing Company with reasonable physical access to the facilities and operations affected, facilitating interviews with employees and others involved in the matter, and making available all relevant records, logs,     files and data;

c.	cooperate with Company in any litigation or other formal action against third parties deemed necessary by Company to protect its rights; and

d.	promptly use its best efforts to prevent a recurrence of any such Security Incident.

2.
In addition to the foregoing, the Reinsurer agrees that, in the event of a Security     Incident as described above, Company shall have the sole right to determine (a)     whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in Company’s discretion; and (b) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation. Any such notice or remediation shall be at the Reinsurer’s sole cost and expense. Any remediation offered to affected persons shall be consistent with

“industry standard” at the time the Security Incident is reported to Company. As of the effective date of this Contract, the industry standard for remediation is considered to be two years of credit monitoring service.

3.
The Reinsurer certifies that its treatment of Personal Information is, and shall be, in compliance with applicable laws and/or regulations with respect to privacy and data security and it has implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards to     (a) ensure the security and confidentiality of Personal Information; (b) to protect     against any anticipated threats or hazards to the security or integrity of such Personal Information; and (c) to protect against unauthorized access to, destruction,     modification, disclosure or use of Personal Information which could result in     substantial harm or inconvenience to Company, or to any person who may be     identified by such Personal Information. The Reinsurer shall promptly notify     Company if the Reinsurer is in material breach of this Article.

ARTICLE 25
Errors and Omissions

A.
Any unintentional or accidental failure to comply with the terms of this Contract which can be shown to be the result of an oversight, misunderstanding or clerical error, by either the Company or the Reinsurer, will not be deemed to be a breach of this Contract. Upon     discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred.

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B.
This provision will apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Contract and not to the administration of the insurance provided by the Company to its insureds.

C.	Notwithstanding the above, the Reinsurer will not provide reinsurance for Policies that do not satisfy the terms of this Contract.
ARTICLE 26
Insolvency

A.
If more than one reinsured company is referenced within the definition of “Company” in     the Preamble to this Contract, this Article will apply severally to each such company.     Further, this Article and the laws of the domiciliary state will apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws will prevail.

B.
In the event of the insolvency of the Company, this reinsurance (or the portion of any risk     or obligation assumed by the Reinsurer, if required by applicable law) shall be payable     directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed     and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a     portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the     pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable     time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate     such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the     benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.
Where two or more reinsurers are involved in the same claim and a majority in interest     elect to interpose defense to such claim, the expense shall be apportioned in accordance     with the terms of this reinsurance Contract as though such expense had been incurred by     the Company.

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D.
As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to the     Company or to its liquidator, receiver, conservator or statutory successor, (except as     provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the     conditions of 1114(c) of such law have been met, if New York law applies).

ARTICLE 27
Arbitration

A.
Any dispute arising out of the interpretation, performance or breach of this Contract,     including the formation or validity thereof, shall be submitted for decision to a panel of     three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested, or by overnight courier service.

B.
One arbitrator shall be chosen by each party and the two arbitrators shall then choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days’ prior notice by certified or registered mail, or by overnight courier service, of its intention to do so, may appoint the second arbitrator.

C.
If the two arbitrators do not agree on a third arbitrator within 60 days of their appointment, the third arbitrator shall be chosen in accordance with the procedures for selecting the third arbitrator in force on the date the arbitration is demanded, established by the AIDA Reinsurance and Insurance Arbitration Society - U.S. (ARIAS). The arbitrators shall be persons knowledgeable about insurance and reinsurance who have no personal or financial interest in the result of the arbitration. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue.

D.	Within 30 days after all arbitrators have been appointed, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules of hearings.

E.
The panel shall be relieved of all judicial formality and shall not be bound by the strict     rules of procedure and evidence. The arbitration shall take place in Newark, New Jersey,     or at such other place as the parties shall agree. The decision of any two arbitrators shall be in writing and shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

F.
The panel shall interpret this Contract as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible after the hearings. Notwithstanding anything to the contrary in this Contract, the arbitrators may, at their discretion, request and consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the parties that is

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related to this Contract. Judgment upon an award may be entered in any court having jurisdiction thereof.

G.
Each party shall bear the expense of its own arbitrator and shall jointly and equally bear     with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs     and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.

ARTICLE 28
Service of Suit

A.
This Article applies only to those Subscribing Reinsurers not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States of America where authorization is required by insurance regulatory authorities.

B.
This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

C.
In the event of the failure of the Reinsurer to perform its obligations hereunder, the     Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or     should be understood to constitute a waiver of the Reinsurer’s rights to commence an     action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the     Company and accepted by the Reinsurer or is determined by removal, transfer, or     otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

D.
Service of process in such suit may be made upon Messrs. Mendes and Mount,     750 Seventh Avenue, New York, New York 10019-6829, or another party specifically designated in the applicable Interests and Liabilities Agreement attached hereto. The     above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

E.
Further, pursuant to any statute of any state, territory or district of the United States that     makes provision therefor, the Reinsurer hereby designates the Superintendent,     Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom

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may be served any lawful process in any action, suit or proceeding instituted by or on     behalf of the Company or any beneficiary hereunder arising out of this Contract, and     hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 29
GOVERNING LAW
This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of New Jersey, exclusive of the rules with respect to conflicts of law, and except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.
ARTICLE 30
ENTIRE AGREEMENT
This Contract, including any schedules, attachments and/or exhibits hereto, contains the entire agreement between the parties with respect to its subject matter. No representations, promises, understandings or agreements, oral or otherwise, between the parties not contained in this
Contract or attached to it shall be of any force or effect. Any additions or amendments to this Contract shall be of no force or effect unless in writing and signed by the parties.

ARTICLE 31
Severability
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.
ARTICLE 32
TRADE AND ECONOMIC SANCTIONS
Wherever potential coverage provided by this Contract would be in violation of any applicable economic or trade sanctions, any such coverage will conform to applicable law.

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ARTICLE 33
INTERMEDIARY
Guy Carpenter & Company, LLC, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expenses, salvages, and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary shall be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed payment to the Company only to the extent that such payments are actually received by the Company.
ARTICLE 34
MODE OF EXECUTION
A.    This Contract may be executed by:

1.	an original written ink signature of paper documents;

2.	an exchange of facsimile copies showing the original written ink signature of paper documents; or

3.
electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.
The use of any one or a combination of these methods of execution shall constitute a     legally binding and valid signing of this Contract. This Contract may be executed in one      or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 35
MISCELLANEOUS

A.	Assignment. This Contract is not assignable by either party except by the express written consent of the other.

B.	Good Faith. Each party agrees that all matters with respect to this Contract require its utmost good faith.

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C.
Non-waiver. No forbearance on the part of either party to insist upon compliance by the other party with any of the terms of this Contract shall be construed as, or     constitute a waiver of, any of the terms of this Contract.

D.
Right of Offset. All money due between the Company and the Reinsurer under this Contract shall be offset against each other, dollar for dollar, even if any of them is     then a party to an insolvency proceeding.

E.
Survival. The Errors and Omissions; Arbitration, and Confidentiality Articles of this Contract shall survive the recapture or termination of this Contract. In addition, all other provisions of this Contract will survive its termination to the extent necessary to carry out the purpose of this Contract or to ascertain and enforce the parties’ rights     and obligations hereunder existing at the time of termination.

IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its duly authorized representative(s) this __27th___ day of __December__, in the year of ___2018___.
the Prudential Insurance Company of America
including any and/or all companies that are or may hereafter become affiliated therewith

/s/ Illegible Signature            VP & Actuary

LIFE SURPLUS SHARE REINSURANCE CONTRACT

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EXHIBIT I - MONTHLY REINSURANCE RATES
Monthly Reinsurance Rates
Unisex and Waiver of Premium

Age Range	Monthly Rates Per Thousand
< 30	0.0282
30 to 34	0.0322
35 to 39	0.0408
40 to 44	0.0550
45 to 49	0.0830
50 to 54	0.1379
55 to 59	0.2143
60 to 64	0.3420
65 to 69	0.5738
70 to 74	0.9961
75 to 79	1.9489
> 80	3.8170

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EXHIBIT II - AUTOMATIC REINSURANCE BINDING LIMITS

Covered Lives	Basic GI Automatic Reinsurance Limit	Basic Automatic Reinsurance Maximum	Optional GI Automatic Reinsurance Limit	Optional Automatic Reinsurance Maximum
Up to 499 500 - 999 1,000 - 2,499 2,500 - 4,999 5,000 - 7,499 7,500 - 9,999 10,000 - 24,999 25,000 +	$900,000 $1,500,000 $1,750,000 $1,750,000 $2,000,000 $2,200,000 $2,200,000 $2,500,000	$1,000,000 $2,000,000 $2,000,000 $2,000,000 $3,000,000 $3,000,000 $3,000,000 $3,000,000	$350,000 $600,000 $600,000 $900,000 $1,000,000 $1,000,000 $1,000,000 $1,250,000	$1,000,000 $1,500,000 $2,000,000 $2,500,000 $2,500,000 $3,000,000 $3,000,000 $4,000,000

Combined table applies when in force plan is written on a combined basis

Covered Lives	Combined GI Automatic Reinsurance Limit	Basic and Optional Combined Maximum
Up to 499 500 - 999 1,000 - 2,499 2,500 - 4,999 5,000 - 7,499 7,500 - 9,999 10,000 - 24,999 25,000 +	$1,250,000 $2,000,000 $2,250,000 $2,500,000 $3,000,000 $3,000,000 $3,000,000 $3,500,000	$2,000,000 $3,500,000 $4,000,000 $4,500,000 $5,500,000 $5,500,000 $5,500,000 $7,000,000

*For the purposes of grandfathering existing employees, the Company will include existing employees if their grandfathered amounts are at or below the combined maximum Term Life limits shown above.

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EXHIBIT III - PREMIUM RECONCILIATION EXAMPLE

Age Band
< 30	______	$________	$________
30 - 34	______	$________	$________
35 - 39	______	$________	$________
40 - 44	______	$________	$________
45 - 49	______	$________	$________
50 - 54	______	$________	$________
55 - 59	______	$________	$________
60 - 64	______	$________	$________
65 - 69	______	$________	$________
70 - 74	______	$________	$________
75 - 79	______	$________	$________
> 80	______	$________	$________

Census Premium			$________	(a)

			$________	(b). Total Life Net Earned Premium Subject to the Life XOL Treaty (shown here as estimated annualized premium, but final true up will be based on actual premium)
$________
(c). Life Premium for Groups where volume xs $2.0M is known, as determined by the Company, (i.e. groups where Prudential has census and cases where Prudential knows that the plan design does not allow xs $2.0M)

			$________	(d). (b) - (c) = Life Premium for Groups where Volume xs $2.0M is unknown (i.e. groups where Prudential does not have census and does not know if the plan design allows > $2.0M)

			______%	(e). 25.0%, A static contractual factor that represents that (d) is significantly less likely to have volume xs $2.0M

			______%	(f). (d) / (b) * (e) = Preliminary gross up factor
			______%	(g). 1.00% A static contractual factor that is intended to capture any additional unknown exposure not otherwise captured, including but not limited to SIB exposure
			______%	(h). (f) + (g) = Final gross up factor
			$________	(i). (a) / [1 - (h)] = Grossed up Premium Due to the Reinsurer

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TRUST AGREEMENT REQUIREMENTS CLAUSE
If the Reinsurer satisfies its funding obligations under the Unauthorized Reinsurance Article by providing a Trust Agreement, the Reinsurer shall ensure that the Trust Agreement:

A.	Requires the Reinsurer to establish a trust account for the benefit of the Company, and specifies what the Trust Agreement is to cover;

B.
Stipulates that assets deposited in the trust account shall be valued according to their     current fair market value and shall consist only of cash (United States legal tender),    certificates of deposit (issued by a United States bank and payable in United States legal tender),     and investments of the types permitted by the regulatory authorities having jurisdiction over the Company’s reserves, or any combination of the three, provided that     the investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Reinsurer or the Company;

C.
Requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments     or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the trustee upon the direction of the Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other entity;

D.	Requires that all settlements of account between the Company and the Reinsurer be made in cash or its equivalent; and

E.	Provides that assets in the trust account shall be withdrawn only as permitted in this Contract, without diminution because of the insolvency of the Company or the Reinsurer.

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LETTER OF CREDIT REQUIREMENTS CLAUSE
The signed, original letter of credit furnished by the Reinsurer to the Ceding Company must meet each of the following requirements:

A.
Beneficiary. It must name The Prudential Insurance Company of America as the “Beneficiary” of the letter of credit and must expressly define the term “Beneficiary” as including any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver, or conservator for the Ceding Company.

B.
Applicant Named. It must identify the Reinsurer as the “Applicant” and must further     provide that such identification is for internal purposes only and does not otherwise affect the terms of the letter of credit or the bank’s obligations under it. The text identifying the “Applicant” should be set apart from the balance of the letter of credit in a boxed area.

C.	Identifying Number. It must contain a unique identifying number assigned by the Bank.

D.	Issuance & Expiration Dates. It must contain an issuance date and contain an expiry date that is no earlier than one calendar year from the issuance date.

E.	Irrevocable. It must expressly indicate that it is not revocable by the bank or anyone else prior to the expiry date.

F.
Evergreen Clause. It must contain an “evergreen clause” (automatic renewal provision)     that provides, in effect, that it will automatically renew for successive one-year periods     prior to the occurrence of the expiry date, unless written notice of non-renewal has been timely sent in the manner described in subparagraph G. below.

G.
Notice of Non-Renewal. It must provide that any notices of non-renewal will be sent by     the bank to the Beneficiary, via U.S. registered mail, delivered not less than 30 days prior     to the expiry date to the following notice address (or to such other address as may be     indicated in a subsequent written notice sent by the Beneficiary to the bank):

The Prudential Insurance Company of America
80 Livingston Avenue
Roseland, NJ 07068-1733
Attention: Actuarial Department

H.
Maximum Amount Required. It must provide for a maximum amount that can be drawn thereunder of a sum that is at least as large as communicated to the Reinsurer by the Ceding Company. This maximum amount must remain in effect during the entire term of the letter of credit, subject only to reduction for any partial draws against the letter of credit or     changes in maximum amount made consistent with the provisions of this Agreement.

I.	Partial Draws Permitted. It must expressly allow for partial draws.

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J.
“Clean” Letter of Credit. It must expressly provide that to draw down any amount under     the letter of credit, Beneficiary must merely present a sight draft indicating this letter of     credit for the amount to be drawn at any of the bank’s branch locations within the United States of America. The letter of credit must also indicate that no other documents or     materials need be presented and no other conditions must be satisfied to make a partial or complete draw under it.

K.
Unconditional; No Unilateral Modifications. It must indicate that it is not subject to any agreement, condition or qualification outside the terms of the letter itself. It must also     indicate that, except for increases in the maximum amount that may be drawn under the     letter of credit, it may not be modified or supplemented without Beneficiary’s prior written consent.

L.
Non-Contingent Obligation. It must provide that the bank’s obligation under the letter of credit is an individual obligation of the bank and is in no way contingent upon any reimbursement with respect thereto or upon the bank’s ability to perfect any lien, security interest or other form of collateral protection.

M.	No Insolvency Offset. It must provide that amounts that may be drawn under it are not subject to diminution as a result of any insolvency on the part of the Beneficiary or any other party.

N.
Governing Law. It must provide that it is subject to, and governed by, the laws of the State of New Jersey and the 2007 Revision of the Uniform Customs and Practice for     Documentary Credits of the International Chamber of Commerce (Publication 600) and     that, in the event of any conflict, the laws of the State of New Jersey will control.

O.
Automatic Extension under Art. 36. It must indicate that if any one or more of the     occurrences described in article 36 of Publication 600 occurs, then it will be automatically extended for a period of not less than 30 days after resumption of business in order to     permit the Beneficiary to draw down against it.

P.
Reserve Credit Requirements. It must satisfy any other applicable legal or regulatory requirements of New Jersey that must be complied with in order to ensure that the Ceding Company is entitled to take the maximum credit for the risks ceded under the reinsurance treaty on its statutory financial statements.

In addition, the LOC must be issued by a Qualified Bank. A Qualified Bank is defined as a bank or trust company that: (A) is organized and existing under the laws of the United States or any state thereof; (B) is regulated, supervised and examined by United States Federal or state authorities having regulatory authority over banks and trust companies; (C) is determined by the Securities Valuation Office of the National Association of Insurance Commissioners to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of banks and trust companies whose letters of credit will be acceptable to insurance regulatory authorities; (D) is not a foreign branch office of a bank or trust company

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organized and existing in the United States; (E) is not a parent, subsidiary or affiliate of the
Ceding Company or the Reinsurer; (F) has capital and surplus of not less than $300 million dollars; and (G) has a “Qualified Rating” of not less than “A-” from Standard & Poor’s
Corporation or its successor (“S&P”) and has a “Qualified Rating” of not less than “A3” by
Moody’s Investor Services, Inc. or its successor (“Moody’s”). A “Qualified Rating” means a long-term debt rating or a long-term bank issuer rating that remains in effect and has not been suspended or withdrawn.

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